                                                                    EXHIBIT 12.1


                          HOME INTERIORS & GIFTS, INC.

                       Ratio of Earnings to Fixed Charges
                        Actual for all periods presented
                            (Dollars in thousands)


                                     Year ended December 31,                      Nine months ended September 30,
                                     -----------------------                      -------------------------------

                          1993      1994        1995       1996        1997              1997       1998
                          ----      ----        ----       ----        ----              ----       ----
Income before income
 taxes                  104,891    113,710     84,859     88,403     100,111            65,757      58,822

Less undistributed
 equity in earnings          --         --         --         --        (180)               --          --
 of an affiliate

Plus fixed charges          287         92          2        503         362                14      15,913
                        -------    -------     ------     ------     -------            ------      ------
   Total                105,178    113,802     84,861     88,906     100,293            65,771      74,735
                        =======    =======     ======     ======     =======            ======      ======


Fixed charges (interest
 expense)                   287         92          2        503         362                14      15,913
                        =======    =======    =======    =======     =======           =======     =======


Ratio of earnings
to fixed charges            N/A        N/A        N/A        N/A         N/A               N/A        4.7x
                        =======    =======    =======    =======     =======           =======     =======

Note: The ratio of earnings to fixed charges has been omitted for the years ended December 31, 1993 through 1997 and the nine months ended September 30, 1997 because fixed charges were de minimis during these periods.

                       Ratio of Earnings to Fixed Charges
                      Pro forma for all periods presented
                            (Dollars in thousands)


                               Year ended                Nine months                 Latest twelve
                              December 31,                 ended                     months ended
                                  1997                  September 30,              September 30, 1998
                             -------------              -------------              ------------------
                                                        1997     1998
                                                        ----     ----
Income before income
 taxes                          45,227                25,145     35,930                  56,012

Less undistributed equity
 in earnings of an
 affiliate                        (180)                   --         --                    (180)

Plus fixed charges              47,261                35,401     33,964                  45,824
                                ------                ------     ------                 -------
Total                           92,308                60,546     69,894                 101,656
                                ======                ======     ======                 =======

Fixed charges (interest
 expense)                       47,261                35,401     33,964                  45,824
                                ======                ======     ======                 =======

Ratio of earnings to fixed
 charges                          2.0x                  1.7x       2.1x                    2.2x
                                 =====                 =====       ====                 =======